EXHIBIT A-2

RESOLUTIONS OF BOARD OF DIRECTORS OF

GE ASSET MANAGEMENT INCORPORATED

WHEREAS, the Board of Trustees (“Board”) of Elfun Trusts, Elfun International Equity Fund, Elfun Diversified Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun Money Market Fund, General Electric S&S Program Mutual Fund, and General Electric S&S Income Fund (collectively, the “Funds”) has determined that it is in the best interests of shareholders or unitholders of the Funds to file an application (“Application”) with the Securities and Exchange Commission (“Commission”) to request an order pursuant to Section 6(b) of the Investment Company Act of 1940, as amended (the “1940 Act”), granting relief from (a) Section 15(a) of the 1940 Act to the extent necessary to permit GE Asset Management Incorporated, the adviser to the Funds (the “Adviser”) to (i) select certain investment subadvisers (each, a “Subadviser”) to manage all or a portion of the assets of the Funds pursuant to an investment subadvisory agreement with a Subadviser (“Subadvisory Agreement”), and (ii) materially amend an existing Subadvisory Agreement, in either case without first obtaining the approval of shareholders or unitholders of the Funds, (b) Section 15(c) to the extent necessary to permit the Subadviser changes described in (a) to be made subject to the approval of the Board all the members of which are “interested persons” as defined in Section 2(a)(19) of the 1940 Act (“Trustees”), and (c) various disclosure requirements of the 1940 Act and rules applicable to the disclosure of fees paid to the Subadvisers; and

WHEREAS, the Board of Directors of the Adviser (the “GEAM Board”) has determined that the Adviser should be included as an applicant on the Application;

NOW, THEREFORE, BE IT RESOLVED, that the GEAM Board hereby authorizes and directs the officers of the Adviser, with the assistance of legal counsel, to prepare and file with the Commission the Application, and any and all amendments thereto, requesting an order pursuant to Section 6(b) of the 1940 Act, granting relief from Sections 15(a) and 15(c) of the 1940 Act, and from various disclosure requirements applicable to the disclosure of Subadviser fees, to the extent necessary to permit the Funds to operate as manager of managers funds under the terms and conditions of the Application;

RESOLVED FURTHER, that the officers of the Adviser are authorized, empowered and directed to take such further action, to execute such other documents, to pay such expenses and to do such other acts and things as such officers, or any of them, in their discretion, deem necessary or advisable to effectuate the intent of the foregoing resolutions.

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